Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2017 FOURTH QUARTER AND YEAR END RESULTS

2017 Net Sales and Diluted EPS Increase by 13.5% and 24.2%, Respectively

New York, New York, March 13, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter ended December 31, 2017.

Fourth Quarter 2017 Compared to Fourth Quarter 2016:

●	Net sales were $149.5 million, up 10.9% from $134.8 million; at comparable foreign currency exchange rates, net sales increased 6%;

●	Net sales by European based operations rose 15.5% to $115.4 million from $99.9 million;

●	Net sales by U.S. based operations were $34.1 million, down 2.2% compared to $34.9 million;

●	Gross margin was 66.1% compared to 63.7%;

●	S,G&A expenses as a percentage of net sales were 61.4% compared to 59.0%;

●	Operating income was $4.8 million as compared to $5.4 million;

●	Net income attributable to Inter Parfums, Inc. increased 12.0% to $4.4 million compared $3.9 million; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share rose 11.1% to $0.14 from $0.13.

Thus for the year as a whole, net sales increased 13.5% to $591.3 million, as compared to $521.1 million in 2016. At comparable foreign currency exchange rates, net sales increased 12%. Net income attributable to Inter Parfums, Inc. increased 24.8% to $41.6 million or $1.33 per diluted share from 2016’s $33.3 million or $1.07 per diluted share.

Jean Madar, Chairman & CEO of Inter Parfums stated, “In 2017, we grew our footprint in all of our markets. North America became our largest market with year-over-year sales gains of 19%. Second place Western Europe grew sales by 8% as did our third largest market, Asia. Central and South America, the Middle East and Eastern Europe achieved comparable year sales growth of 16%, 21% and 20%, respectively. Regarding European based operations, our three largest brands all posted growth for the year, with Montblanc up 4%, Jimmy Choo up 20%, and Lanvin up 5%. In fact, in 2017, Jimmy Choo fragrance sales topped the $100 million mark joining Montblanc in that exclusive club. Our newer brands performed exceptionally well last year, with Coach and Rochas brand sales growing 149% and 34%, respectively, versus one year earlier. Of note, our first Coach fragrance only launched mid-2016, and today that brand is our fourth largest, which was achieved without a legacy fragrance business. As we’ve reported, we have several brand extensions launching this year, including Coach Floral and Lanvin Modern Princess Eau Sensuelle, both of which recently debuted, plus new extensions for Lanvin’s Éclat d’Arpège and Coach for Men.”

Moving on to U.S. based operations, Mr. Madar noted, “Our two largest brands in this group, Dunhill and Oscar de la Renta fragrances, both performed very well. With the recent introduction of Bella Blanca by Oscar de la Renta, our 2018 launch schedule is on track with new products for Abercrombie & Fitch, Hollister, Dunhill, and Anna Sui coming to market throughout the year. A big boost in incremental sales is expected to come from the addition of GUESS legacy fragrances to our sales mix after the license starts on April 1, 2018. We expect that right out of the gate, the GUESS run rate will make it the largest brand in this group.”

Inter Parfums, Inc. News Release	Page 2

March 13, 2018

Highlighting several key operating factors impacting profitability, Mr. Greenberg stated, “The improvement in gross margin reflects increased sales of higher margin products by our European operations, much of which was through our distribution subsidiaries that sell product directly to retailers. Of special note, sales of Montblanc, Jimmy Choo and Coach products to retailers in the U.S. are conducted by a Company-owned distribution subsidiary, and sales of Rochas brand fragrance are concentrated in France, where we sell directly to retailers, and in Spain, where we sell through our distribution subsidiary. Selling, general and administrative expenses rose 14% compared to 2016, but as a percentage of net sales, were 50% for both 2017 and 2016. Promotion and advertising included selling, general and administrative expenses, generally peaks in the fourth quarter and 2017 was no exception; as a percentage of sales promotion and advertising was 20.9% in 2017 and 19.0% in 2016.”

Mr. Greenberg pointed out, “For many years, our focus has been on growing our prestige fragrance business and brand portfolio; therefore during the fourth quarter of 2017, we set in motion a plan to discontinue several of our small mass market product lines over the next few years. In that regard, as of December 31, 2017 we recorded an impairment loss of $2.1 million and increased our inventory obsolescence reserves by $0.5 million.”

The Company’s effective income tax rate was 29.2% in 2017 and 35.5% in 2016 noting that in 2017, the French Constitutional Court released a decision declaring that the nation’s 3% tax on dividends or deemed dividends enacted in 2012, was unconstitutional. Inter Parfums has filed a claim for a $3.6 million refund for these taxes paid since 2015 and recorded the refund claim in its 2017 financial statements. Partially offsetting the tax refund was a nonrecurring expense of $1.1 million related to revaluation of deferred tax assets and liabilities caused by the new lower corporate tax rate resulting from the Tax Cuts and Jobs Act.

Mr. Greenberg also pointed out, “In 2017, cash provided by operating activities aggregated $35.9 million and we closed the year with working capital of $382 million, including approximately $278 million in cash, cash equivalents and short-term investments, a working capital ratio of almost 3.3 to 1 and $60.6 million of long-term debt, including current maturities, incurred in connection with the 2015 Rochas brand acquisition.”

2018 Guidance Excluding GUESS Contribution

Mr. Greenberg noted, “Once we purchase the GUESS inventory from the brand’s former licensee and determine how long it will take to build new inventory, we plan to increase our 2018 guidance to factor in the GUESS contribution, which we anticipate will begin in the second quarter of the year. Our target date for announcing the expected increase in our sales and earnings guidance to include GUESS is when we announce 2018 first quarter results in May. Thus for the time being, we are maintaining our previously disclosed 2018 guidance which calls for net sales of approximately $620 million and net income attributable to Inter Parfums, Inc. of approximately $1.44 per diluted share.” Guidance for 2018 assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.21 per share is payable on April 13, 2018 to shareholders of record on March 30, 2018.

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March 13, 2018

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET, on Wednesday, March 14, 2018. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

March 13, 2018

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net sales	$149,526	$134,771	$591,251	$521,072

Cost of sales	50,725	48,877	214,965	194,601

Gross margin	98,801	85,894	376,286	326,471

Selling, general and administrative expenses	91,864	79,503	295,540	258,787
Gain on buyout of license	—	(4,652)	—	(4,652)
Impairment loss	2,123	5,658	2,123	5,658
Income from operations	4,814	5,385	78,623	66,678

Other expenses (income):
Interest expense	498	159	1,992	2,340
Loss on foreign currency	241	207	1,549	595
Interest income	(195)	(609)	(2,983)	(3,331)
	544	(243)	558	(396)

Income before income taxes	4,270	5,628	78,065	67,074

Income taxes	(1,502)	1,036	22,812	23,826

Net income	5,772	4,592	55,253	43,248

Less: Net income attributable to the noncontrolling interest	1,372	665	13,659	9,917
Net income attributable to Inter Parfums, Inc.	$4,400	$3,927	$41,594	$33,331

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.14	$0.13	$1.33	$1.07
Diluted	$0.14	$0.13	$1.33	$1.07

Weighted average number of shares outstanding:
Basic	31,200	31,115	31,172	31,072
Diluted	31,378	31,231	31,305	31,176

Dividends declared per share	$0.21	$0.17	$0.72	$0.62

Inter Parfums, Inc. News Release	Page 5

March 13, 2018

INTER PARFUMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2017 and 2016
(In thousands except share and per share data)

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$208,343	$161,828
Short-term investments	69,899	94,202
Accounts receivable, net	120,749	104,819
Inventories	137,058	96,977
Receivables, other	2,405	7,433
Other current assets	7,356	6,240
Income taxes receivable	3,468	626
Total current assets	549,278	472,125
Equipment and leasehold improvements, net	10,330	10,076
Trademarks, licenses and other intangible assets, net	200,495	183,868
Deferred tax assets	9,658	8,090
Other assets	8,011	8,250
Total assets	$777,772	$682,409
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	24,372	21,498
Accounts payable - trade	52,609	49,507
Accrued expenses	81,843	62,609
Income taxes payable	1,722	3,331
Dividends payable	6,561	5,293
Total current liabilities	167,107	142,238
Long–term debt, less current portion	36,207	53,064
Deferred tax liability	3,821	3,449
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 31,241,548 and 31,138,318 shares at December 31, 2017 and 2016, respectively	31	31
Additional paid-in capital	66,004	63,103
Retained earnings	422,570	402,714
Accumulated other comprehensive loss	(17,832)	(57,982)
Treasury stock, at cost, 9,864,805 common shares at December 31, 2017 and 2016	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	433,298	370,391
Noncontrolling interest	137,339	113,267
Total equity	570,637	483,658
Total liabilities and equity	$777,772	$682,409